UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2013

KINGOLD JEWELRY, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC		430023
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2013, after approval of the Compensation Committee of its Board of Directors, Kingold Jewelry, Inc. (the “Company”) entered into an employment agreement with Bin Liu, its Chief Financial Officer. The new employment agreement is on substantially the same terms as Mr. Liu’s prior employment agreement with the Company, which was dated April 1, 2010, amended January 7, 2011, and terminated in accordance with its terms on April 1, 2013.

The new employment agreement is for a 3-year term, is retroactively effective to April 2, 2013 and terminates on April 2, 2016, unless terminated early by either party as provided in the agreement. Pursuant to the agreement, Mr. Liu will receive annual compensation equal to $135,000, and is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. In addition, the Company granted Mr. Liu 360,000 shares of its common stock pursuant to its 2011 Stock Incentive Plan. Mr. Liu also agreed to both a non-solicit and non-compete clause while employed with the Company and for a one (1) year period following the end of his employment with the Company.

The foregoing summary of Mr. Liu’s employment agreement is qualified in its entirety by the full text of Mr. Liu’s employment agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement between Kingold Jewelry, Inc. and Bin Liu, dated April 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Zhihong Jia
	Name:	Zhihong Jia
	Title:	Chairman of the Board
and Chief Executive Officer

Date: April 5, 2013